EXHIBIT 15
Letter from Independent Registered Public Accounting Firm Regarding
Unaudited Interim Financial Information
LETTER IN LIEU OF CONSENT FOR REVIEW REPORT
October 25, 2017
To the Board of Directors and Shareholders of
The Boeing Company
Chicago, Illinois
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Boeing Company and subsidiaries for the periods ended September 30, 2017 and 2016, as indicated in our report dated October 25, 2017; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, is incorporated by reference in Registration Statement Nos. 33-25332, 33-31434, 33-43854, 33-58798, 33-52773, 333-16363, 333-26867, 333-32461, 333-32491, 333-32499, 333-32567, 333-41920, 333-54234, 333-73252, 333-107677, 333-140837, 333-156403, 333-160752, 333-163637, and 333-195777 on Form S-8, and Registration Statement Nos. 333-219627 and 333-219630 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Chicago, Illinois